UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARLES SHAVER	U.S. Silica Holdings, Inc.
Chairman of the Board	8490 Progress Drive
Suite 300
BRYAN A. SHINN	Frederick, Maryland 21701
President and Chief Executive Officer

March 29, 2018

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Thursday, May 10, 2018 at 9:00 a.m., Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. Enclosed is our 2017 Annual Report for your review.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the items of business to be considered at the meeting. Please consider the items presented and vote your shares as promptly as possible.

We are pleased to take advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to shareholders over the Internet. We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. By furnishing this Notice in lieu of mailing our proxy materials, we are lowering the costs and reducing the environmental impact of our annual meeting. If you prefer a paper copy of the proxy materials, you may request one by following the procedure set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares by proxy via Internet, telephone or mail to ensure that your vote is counted. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from that nominee to vote your shares.

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles Shaver	Bryan A. Shinn
Chairman of the Board	President and Chief Executive Officer

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Notice of Annual Meeting of Shareholders

To the Holders of Common Stock of

U.S. Silica Holdings, Inc.:

Our annual meeting of shareholders will be held on Thursday, May 10, 2018 at 9:00 a.m. Eastern Daylight Time, in the Gallatin Conference Room at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036. At the meeting, shareholders will act on the following matters:

1.	Election of director nominees named in the attached Proxy Statement;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018;

3.	Advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement; and

4.	Transaction of any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors (the “Board”) recommends a vote “FOR” each of the director nominees; ratification of the independent registered public accounting firm; and approval of the compensation of our named executive officers.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common stock at the close of business on March 15, 2018 will be entitled to vote. If you plan to attend the annual meeting in person, please note the admission procedures set forth in the attached Proxy Statement.

Donald A. Merril
Executive Vice President, Chief Financial Officer and Corporate Secretary

March 29, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 10, 2018:

The Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

U.S. Silica Holdings, Inc. Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of common stock of U.S. Silica Holdings, Inc. (referred to herein as “U.S. Silica”, the “Company”, “we”, or “our”, as appropriate) who owned shares as of the close of business on March 15, 2018 (the “Record Date”) may vote at the meeting. Each share is entitled to one vote. There were 80,695,458 shares of common stock outstanding on the Record Date.

When were the enclosed solicitation materials first given to shareholders?

The Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first made available over the Internet to shareholders on or about March 29, 2018. A Notice of Internet Availability of Proxy Materials, indicating how to access our proxy materials over the Internet, was first sent, or given, to shareholders on or about March 29, 2018.

Why were the proxy materials made available to shareholders over the Internet?

We are taking advantage of a rule adopted by the Securities and Exchange Commission (the “SEC”) that permits us to furnish proxy materials to shareholders over the Internet. On or about March 29, 2018, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials over the Internet. By furnishing this Notice in lieu of mailing our proxy materials, we are lowering the costs and reducing the environmental impact of our annual meeting. You may request to receive a paper copy of the proxy materials by following procedures set forth in the Notice of Internet Availability of Proxy Materials. If a paper copy is requested, shareholders should expect to receive it within several days.

The Notice of Internet Availability of Proxy Materials directs shareholders to the website where you will log in using your unique control number. On this website, you will be able to view our Proxy Statement and Annual Report. You may also cast your vote in a secure manner on the same website.

Who can attend the annual meeting?

All shareholders as of the Record Date may attend the annual meeting in person.

You will need an admission ticket or proof of ownership of our common stock to enter the annual meeting. If you hold shares directly in your name as a shareholder of record, you must present any of the following in order to gain admission to the meeting:

•	the Notice of Internet Availability of Proxy Materials;

•	if you voted using a paper proxy card, the portion of your proxy card to be kept and not submitted with your vote; or

•	if you received an email indicating that the proxy materials are available on the Internet, you may print the email containing your control number.

If your shares are registered or held in the name of your broker, bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of our common stock as of the Record Date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

Because seating is limited, admission to the meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is not permitted at the meeting.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting, in person or by proxy, of holders of a majority of the shares of our common stock entitled to vote, including abstentions and broker non-votes (as described below). Because there were 80,695,458 shares of our common stock outstanding on the Record Date, the presence of holders of 40,428,425 shares is a quorum. We must have a quorum to conduct the meeting.

What is a proxy?

A proxy is another person that you authorize to vote on your behalf. We ask shareholders to instruct the proxy how to vote so that all shares of common stock may be voted at the annual meeting even if the holders do not attend the meeting.

What vote is required to approve each proposal?

Proposal	Vote Required	Board’s Recommendation
Election of directors (Proposal No. 1)	The affirmative vote of a majority of the votes cast (meaning the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that nominee)	FOR all nominees

Ratification of Grant Thornton as our independent registered public accounting firm for 2018 (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitle to vote at the Annual Meeting	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the compensation of our named executive officers

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of directors (Proposal No. 1)	FOR, AGAINST OR ABSTAIN	No effect — not counted as a “vote cast”	No	No effect

Ratification of Grant Thornton as our independent registered public accounting firm for 2018 (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

An abstention occurs when a shareholder affirmatively chooses not to vote on a proposal. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another person has not received voting instructions from the owner of the shares, and under New York Stock Exchange (“NYSE”) rules, does not have discretionary authority to vote on a matter. The matter covered by Proposal No. 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the NYSE for which broker discretionary voting is allowed. Therefore, if you do not vote on this proposal, your broker, bank or other nominee may choose to vote for you or leave your shares unvoted on that proposal. New York Stock Exchange rules, however, do not permit brokerage firms to vote their clients’ unvoted shares in certain other matters, such as the matters set forth in Proposal Nos. 1 and 3. Therefore, if you do not vote on Proposal Nos. 1 or 3, your shares will remain unvoted on those proposals.

If your shares are held by a broker, bank or other nominee, you will receive from that nominee a Notice of Internet Availability of Proxy Materials instructing you how to vote your shares or, if you have elected to receive the proxy materials in paper, a full meeting package, including a voting instruction form to vote your shares. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by the Internet.

Unless you give other instructions when you vote, the persons named as proxies, Bryan A. Shinn and Donald A. Merril, will vote in accordance with the recommendations of our Board of Directors (the “Board”). We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How do I vote if I am a shareholder of record?

You must be present in person, or represented by proxy, at the annual meeting to vote your shares. Since many of our shareholders are unable to attend the meeting in person, you may vote your shares in the following ways:

By Internet	To access your online proxy card, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the paper proxy card if you received one, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by Internet, you do not need to mail your proxy card.

By Telephone	To vote your shares by telephone, please call the phone number listed on your Notice of Internet Availability of Proxy Materials, or the paper proxy card if you received one, and follow the instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. If you vote by telephone, you do not need to mail your proxy card.

By Mail	If you received a paper proxy card, to vote your shares by mail, please follow the instructions on the proxy card. If you vote your shares by mail, please sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted.

In Person	To ensure your shares are represented, we ask that you vote your proxy by telephone, Internet or mail, even if you plan to attend the meeting.

If you plan to attend the annual meeting in person and need directions to the meeting site, please contact Investor Relations (phone: 301-682-0304).

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one Notice of Internet Availability of Proxy Materials or proxy card? Should I vote on each Notice and proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker. Your broker will send you a voting instruction form for these shares. You should vote on each Notice, proxy card or voting instruction form you receive in accordance with the instructions set forth in those documents.

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials over the Internet, please visit our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at www.proxyvote.com and follow the instructions to consent to the electronic delivery of materials. If you hold your shares in “street name,” please check the information provided by your broker, bank or other nominee concerning the availability of this service.

How do I change my vote or revoke my proxy?

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by:

•	notifying Donald A. Merril, Corporate Secretary, in writing at 8490 Progress Drive, Suite 300, Frederick, MD 21701 that you are changing your vote;

•	providing subsequent Internet or telephone voting instructions;

•	completing and sending in another proxy card with a later date; or

•	attending the annual meeting and voting in person.

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change your vote or revoke your proxy.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

U.S. Silica, on behalf of the Board, through its directors, officers and employees, is soliciting proxies. Proxies may be solicited in person, or by mail, Internet, telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Directors

The six current members of the Board have been nominated by the Board for election as a director at the 2018 annual meeting to serve until the 2019 annual meeting of shareholders and until his or her successor is elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxy will vote for the election of another person nominated by the Board, unless the Board reduces the number of directors. Biographical information, including a discussion of specific experience, qualifications, attributes and skills for each of the nominees, and other information about them, is presented beginning on page 6. The Board recommends a vote “FOR” each director nominee.

Proposal No. 2: Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2018

This proposal is to ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018. See Proposal No. 2 on page 49. The Board recommends a vote “FOR” this proposal.

Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers

This proposal is to approve the compensation of our named executive officers as disclosed in this Proxy Statement. See Proposal No. 3 on page 50. The Board recommends a vote “FOR” this proposal.

Other Business Matters

The Board is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as a director is unable to serve or for good cause will not serve and the Board designates a substitute nominee, or

•	if any matters concerning the conduct of the meeting are properly presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Directors will be elected by the affirmative vote of a majority of the votes cast at the annual meeting (meaning the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee), assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

If any director nominee who is a current director is not re-elected at the annual meeting by a majority of the votes cast, under Delaware law the director would continue to serve on the Board as a “holdover director” until the director’s successor is elected. Under our Corporate Governance Guidelines, however, any director who fails to be re-elected is expected tender his or her resignation to the Board. The Nominating and Governance Committee would then act on an expedited basis to determine whether to accept the director’s resignation and would submit such recommendation for prompt consideration by the Board. A director who tenders a resignation will not participate in the decision of the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES.

DIRECTOR NOMINEES

The Board believes that each director nominee possesses the experience, qualifications, attributes and skills, as described in detail in Nominations for Director, to enable such director nominee to make significant contributions to the Board, our company and our shareholders. In addition, the information presented below sets forth each nominee’s specific experience, qualifications, attributes and skills that the Board considered in concluding that the nominee should serve as a director.

Directors

Peter Bernard, age 56, has served as a member of the Board since May 2012. Mr. Bernard also has served as a member of the board of directors of RS Energy Group, a reservoir engineering and consulting business, since February 2016; He is Executive Chairman of Rubicon Oilfield International, an oilfield products and equipment company, since November 2015; he is consultant to Warburg Pincus since June 2014; and as managing member and owner of Pinion Energy Consulting, LLC since July 2009. In addition, he served as Executive Chairman of C&C Reservoirs from September 2014 to November 2017, which provides world wide data and information services to the upstream petroleum industry, Chairman of Tendeka, a global completions solutions company headquartered in the United Kingdom, from January 2011 until August 2016 and as a consultant to Kenda Capital from September 2010 through March 2015. From October 2010 until November 2014, Mr. Bernard served as the Chairman of Zeitecs, a specialized artificial lift technology company. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton Company until his retirement in December 2008, including as a member of the Executive Committee from 2007 until December 2008 and as Senior Vice President of Business Development and Marketing from 2006 to April 2008. Additionally, Mr. Bernard served as Vice President and Global Account Executive for Royal Dutch Shell from 2003 to 2004 and President and CEO of Landmark Graphics from 2004 to 2006. Mr. Bernard received his B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. As a result of these and other professional experiences, Mr. Bernard brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthens the Board’s collective qualifications, skills and experience.

Diane K. Duren, age 58, has served as a member of the Board since August 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2012, Ms. Duren was one of the honorees of the Women’s Center for Advancement Tribute to Women. She was recognized by Profiles in Diversity Journal as one of the “Women Worth Watching in 2011,” and that same year, she was awarded the Creighton University College of Business Alumni Merit Award. In 2008, Ms. Duren was recognized by Pink magazine, a magazine for professional women, as one of the top 15 women in business. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren has served as a director of Werner Enterprises (NASDAQ: WERN), a transportation and logistics company, since May 2017. She has been active on multiple community and industry boards including Girl Scouts – Spirit of Nebraska and American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors and is the current Chairwoman of the Board. She also serves on the Board of Children’s Hospital and Medical Center as Vice Chair. Ms. Duren holds a bachelor’s degree in Business Administration from Creighton University. Ms. Duren’s vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience strengthen the Board’s collective qualifications, skills and experience.

William J. Kacal, age 69, has served as a member of the Board since January 2012. Mr. Kacal currently serves as a director of Integrity Bancshares, Inc., located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”), the National Association of Corporate Directors — Texas Tri-Cities Chapter and Goodwill Industries of Houston (“Goodwill Houston”). Mr. Kacal serves on the Audit Committee of Integrity Bank, and previously served as the Chairman of the Audit Committee of Boy Scouts of America — Sam Houston Area Council, Goodwill Industries International and Goodwill Houston. He also served as a director of Alon USA Energy, Inc. (NYSE: ALJ), an independent refiner and marketer of petroleum products, and on Alon’s Audit Committee and Special Committee, until Alon’s acquisition in June 2017. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University, is a licensed Certified Public Accountant in Texas and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience.

Charles Shaver, age 59, has served as a member of the Board since July 2011 and is currently our Chairman of the Board. Mr. Shaver has served as the Chairman and Chief Executive Officer of Axalta Coating Systems Ltd. (NYSE: AXTA), a global coatings company, since February 2013. Mr. Shaver serves as a member of the board of directors of Atotech, Inc., a privately-held plating chemicals, equipment and services company, and previously served as a member of the board of directors of Taminco Inc., a specialty chemical company, until it was acquired and ceased to be a publicly-traded company. Prior to joining Axalta Coating Systems, Mr. Shaver was an Operating Partner of Golden Gate Capital from April 2011 until December 2012. Prior to joining Golden Gate Capital, Mr. Shaver served as the Chief Executive Officer and President of the TPC Group Inc. from 2004 to April 2011, as a Vice President and General Manager for Gentek, Inc. from 2001 to 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 2001 to 2004. Mr. Shaver began his career with The Dow Chemical Company, where he held a series of operational and business positions from 1980 to 1996. Mr. Shaver earned a B.S. in chemical engineering from Texas A&M University. As a result of these and other professional experiences, Mr. Shaver possesses particular knowledge and experience in all aspects of corporate functions and company operations that strengthen the Board’s collective qualifications, skills and experience.

Bryan A. Shinn, age 56, has served as our President since March 2011 and as our Chief Executive Officer and a member of the Board since January 2012. Prior to assuming this position, Mr. Shinn was our Senior Vice President of Sales and Marketing from October 2009 to February 2011. Before joining us, Mr. Shinn was employed by the E. I. du Pont de Nemours and Company from 1983 to September 2009, where he held a variety of key leadership roles in operations, sales, marketing and business management, including Global Business Director and Global Sales Director. Mr. Shinn earned a B.S. in Mechanical Engineering from the University of Delaware. As a result of these and other professional experiences, Mr. Shinn possesses particular knowledge and experience in operations, sales, marketing, management and corporate strategy that strengthen the Board’s collective qualifications, skills and experience.

J. Michael Stice, Ed.D., age 58, has served as a member of the Board since October 2013. Dr. Stice has served as Dean of the Mewbourne College of Earth & Energy at the University of Oklahoma since August 2015. From September 2009 until his retirement in December 2014, he served as Chief Executive Officer of Access Midstream Partners, L.P., a midstream natural gas services provider, and served as a director of the general partner of Access Midstream Partners, L.P. from July 2012 until December 2014. Dr. Stice has served as a director of Marathon Petroleum Corporation (NYSE: MPC), an oil refiner, since January 2017, and previously served as a director of SandRidge Energy, Inc. (NYSE: SD), an oil and natural gas company, and as a director of MarkWest Energy Partners (NYSE: MWE), a midstream natural gas services provider. Dr. Stice was also Senior Vice President, Natural Gas Projects, of Chesapeake Energy Corporation (NYSE: CHK) and President and Chief Operating Officer of Chesapeake’s primary midstream subsidiaries from November 2008 through July 2012. Prior to joining Chesapeake, Dr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he last served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Dr. Stice received a Bachelor of Science degree in Chemical Engineering from the University of Oklahoma in 1981, a Master of Science degree in Business from Stanford University in 1995 and a Doctorate of Education degree from The George Washington University in 2011. As a result of these professional and academic experiences, Dr. Stice brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry. Effective April 25, 2018 Dr. Stice joined the Board of Marathon Partners (NYSE: MPLX), a midstream natural gas services provider.

Family Relationships

There are no family relationships between any of our executive officers or directors.

DETERMINATION OF INDEPENDENCE

The Board assesses the independence of its members under the NYSE listing standards. For a director to be considered independent, the Board must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board reviews the standards adopted by the NYSE to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•	the director is or has been our employee or an employee of any of our affiliated entities at any time since January 1, 2015, or an immediate family member of the director is or has been an executive officer of us or any of our affiliated entities at any time since January 1, 2015; provided that employment of a director as our interim chairman of the Board or chief executive officer or other executive officer shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of a firm that is our internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on our audit;

•	the director or an immediate family member was at any time since January 1, 2015 (but is no longer) a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

•	the director or an immediate family member, is, or has been at any time since January 1, 2015, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), us for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•	the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2015, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as our employee (other than an executive officer) need not be considered.

The Board has determined that each of Messrs. Bernard, Kacal and Shaver, Dr. Stice and Ms. Duren, a majority of the members of our current Board, has no material relationship with us and is independent under NYSE listing standards. With respect to Mr. Shaver, the Board considered de minimis (less than $20,000) product sales by us to Axalta Coating Systems in 2015, which it determined were immaterial and did not impair Mr. Shaver’s independence. There were no such sales in 2016 or 2017. Mr. Shaver is the Chairman and Chief Executive Officer of Axalta Coating Systems.

There were no transactions, employment or other relationships, voting or other agreements or any other arrangements in the last three years that the Board had to consider with respect to the independence determinations for Messrs. Bernard and Kacal, Dr. Stice and Ms. Duren.

Mr. Shinn, who is our President and Chief Executive Officer, is not independent.

CORPORATE GOVERNANCE

Board Composition

Our Board consists of six members. The affirmative vote of a majority of the number of authorized directors is required to change the size of our Board or to fill any vacancies. The term of office for each director is until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Shareholders elect directors each year at our annual meeting.

The Board met eleven times in 2017. Directors are expected to attend all or substantially all meetings of the Board and meetings of committees on which they serve, and in 2017, each of the directors nominated for re-election attended at least 95% of the Board and committee meetings for the period for which he or she served.

The Board has adopted a policy that encourages each director to attend the annual meeting of shareholders. All the current members of the Board attended the 2017 annual meeting except Mr. Bernard.

Committees of the Board of Directors

The Board has the committees set forth below. Each of the committees of the Board has adopted a charter, copies of which we maintain on our website, www.ussilica.com, along with a copy of our Corporate Governance Guidelines. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Executive Committee: This committee may exercise all of the powers of the Board, except that it may not amend the bylaws or approve or adopt, or recommend to shareholders, any action expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval. The committee met eleven times in 2017. Mr. Shaver is the Chairman, and Mr. Shinn and Dr. Stice are members.

Audit Committee: This committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	evaluating the independence of our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, internal control over financial reporting, disclosure controls and procedures and compliance with legal and regulatory requirements;

•	overseeing our internal audit function;

•	overseeing our ethics and compliance function including establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•	reviewing and approving related person transactions; and

•	overseeing our enterprise risk management program.

The Audit Committee met six times in 2017. Mr. Kacal is the Chairman, and Mr. Bernard and Dr. Stice and Ms. Duren are members. The Audit Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Each of the members of the Audit Committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC and possesses the “accounting or related financial management expertise” required by the NYSE.

Compensation Committee: This committee is responsible for, among other matters:

•	reviewing executive officer compensation goals, policies, plans and programs;

•	reviewing and providing recommendations to the Board regarding the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers;

•	overseeing executive officer benefits programs and policies;

•	overseeing administration of stock plans and other incentive compensation plans;

•	appointing, compensating, retaining, evaluating, terminating and overseeing executive and director compensation advisers and assessing whether the work of such advisers creates conflicts of interest;

•	approving and periodically reviewing stock ownership guidelines and clawback policies;

•	reviewing and discussing with management the disclosure relating to executive compensation to be included in filings with the SEC;

•	reviewing and making recommendations to the Board with respect to proposals to be submitted for shareholder advisory votes relating to the compensation of our named executive officers and the frequency of the vote on such compensation and reviewing the results of such advisory votes; and

•	overseeing management succession planning.

The Compensation Committee met five times in 2017. Dr. Stice is the Chairman, and Mr. Shaver and Ms. Duren are members. The Compensation Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

Information on the roles of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation is provided under Compensation Discussion and Analysis and Director Compensation below.

Nominating and Governance Committee: This committee is responsible for, among other matters:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing and recommending to the Board a set of Corporate Governance Guidelines and principles applicable to us;

•	identifying and approving director continuing education programs; and

•	overseeing annual evaluations of the Board and its committees.

The Nominating and Governance Committee met four times in 2017. Mr. Bernard is the Chairman, and Messrs. Kacal and Shaver are members. The Nominating and Governance Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

Codes of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Codes of Conduct. Copies of the Code of Conduct for our Board and Code of Conduct and Ethics for our employees (including the chief executive officer, chief financial officer and corporate controller) can be found on our website at www.ussilica.com. Any amendments or waivers to the Code of Conduct and Ethics applicable to the chief executive officer, chief financial officer and corporate controller can also be found in the “Investor Relations” section of our website. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., Attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: 301-682-0304).

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Compensation Committee and the board of directors or compensation committee of any other company.

Role of Board of Directors in Risk Oversight

The Board, through the Audit Committee, is responsible for risk oversight of our activities. The Audit Committee periodically discusses with management our policies governing the process by which risk assessment and risk management is undertaken and our major risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Compensation Committee reviews the risks arising from our compensation policies and practices to determine whether those risks are reasonably likely to have a material adverse effect on us. The Board believes that our current Board leadership structure, as discussed below, takes into account the Board’s role in risk management oversight including the appropriate delegation of risk management oversight responsibilities to the various committees of the Board.

Leadership Structure of Board of Directors

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Currently the roles are separated, with Mr. Shaver serving as independent Chairman. The Board believes that this structure best serves the interests of shareholders because it allows our Chief Executive Officer to focus primarily on our business strategy and operations and most effectively leverages the experience of the Chairman. It also enhances the Board’s independent oversight of our senior management team and enables better communications and relations between the Board, the Chief Executive Officer and other senior management. In that regard, our independent Chairman presides over the executive sessions of the non-management and independent directors of the Board. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that we, like many U.S. companies, are well served by this flexible leadership structure.

NOMINATIONS FOR DIRECTOR

The Board seeks nominees with a broad diversity of experience, professions, viewpoints, skills and backgrounds that will enable them to make a significant contribution to the Board, the Company and our shareholders. The Board believes that the backgrounds and qualifications of the current director nominees, considered as a group, provide a broad diversity of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We discuss each nominee’s specific experience, qualifications, attributes and skills in Director Nominees.

The Nominating and Governance Committee annually reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of director candidates to be nominated for election at the next annual meeting of shareholders. This review considers the following criteria, which are set forth in our Corporate Governance Guidelines, a copy of which is maintained on our website, www.ussilica.com:

•	independence;

•	diversity, age, skills and experience;

•	ability to represent all shareholders without a conflict of interest;

•	ability to work in and promote a productive environment;

•	whether the candidate has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;

•	whether the candidate has demonstrated the high level of character and integrity expected by us;

•	whether the candidate possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and

•	ability to apply sound and independent business judgment.

As set forth in the charter of the Nominating and Governance Committee, if a shareholder were to recommend a director candidate, the Nominating and Governance Committee would consider such candidate using the same process and criteria used for candidates recommended by management or the Board. From time to time, the Nominating and Governance Committee may retain third-party search firms to assist the Board in identifying and evaluating potential nominees to serve on the Board.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has adopted a policy whereby any communications from our shareholders or other interested parties to the Board shall be directed to our Corporate Secretary, who will forward all such communications to Mr. Shaver as the Board’s designated director. Mr. Shaver will determine whether any of such communications should be forwarded to other members of the Board. Any communication addressed to a particular director, the Chairman of a particular Board committee or the non-employee directors as a group will be forwarded directly to those individuals.

Communications that do not directly relate to the directors’ duties and responsibilities will be excluded from distribution. Such excluded items may include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Any shareholder or other interested party who wishes to communicate with the Board may submit such communication in writing to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

TRANSACTIONS WITH RELATED PERSONS

Policies for Approval of Related Person Transactions

We have adopted a written policy with respect to related person transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable to us in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements that are described under Executive and Director Compensation, since January 1, 2017, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of our responsibility relating to: (i) the integrity of our financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal auditors and independent registered public accounting firm. The Audit Committee operates pursuant to a charter, a current copy of which is available on our website at www.ussilica.com. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management and the independent registered public accounting firm management’s assessment of, and the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting. The Audit Committee relies without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as currently in effect, and has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

William J. Kacal, Chairman

Peter Bernard

Diane Duren

J. Michael Stice

February 16, 2018

STOCK OWNERSHIP

The following table sets forth information as of the Record Date regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that will vest within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding when computing the percentage ownership of any other person. Percentages of beneficial ownership in the table below are based on 80,695,458 shares of common stock outstanding. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the following table or footnotes, the address for each beneficial owner is c/o U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Name	Shares Beneficially Owned (#)(1)	Percent Stock Outstanding (%)
BlackRock, Inc.(2)	10,676,019	13.2
The Vanguard Group(3)	7,592,422	9.4
Ariel Investments, LLC(4)	4,899,994	6.1

Named Executive Officers and Directors:
Peter Bernard	32,443		*
Bradford B. Casper	103,634		*
Diane Duren	12,168		*
William J. Kacal(5)	80,965		*
Donald A. Merril	83,569		*
Charles Shaver	35,280		*
Bryan A. Shinn	264,110		*
J. Michael Stice	24,142		*
Don D. Weinheimer	150,304		*
Michael L. Winkler	115,680		*
All Current Directors and Executive Officers as a Group (13 persons)	1,091,227	1.4

(1)	Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after the Record Date: Mr. Bernard, 5,000 shares; Mr. Casper, 83,357 shares; Mr. Kacal, 10,000 shares; Mr. Merril, 62,345 shares; Mr. Shinn, 135,608 shares; Mr. Weinheimer, 127,286 shares; Mr. Winkler, 69,052 shares and all current directors and executive officers as a group, 634,633 shares. Also includes the following shares that may be acquired upon vesting of restricted stock units that will vest within 60 days after the Record Date: Mr. Bernard, 2,337 shares; Mr. Casper, 12,485 shares; Ms. Duren, 2,168 shares; Mr. Kacal, 2,448 shares; Mr. Merril, 11,376 shares; Mr. Shaver, 3,450 shares; Mr. Shinn, 36,095 shares; Dr. Stice, 2,337 shares; Mr. Weinheimer, 6,782 shares; Mr. Winkler, 16,197 shares and all current directors and executive officers as a group, 112,129 shares.

(2)	Based solely on an amendment to Schedule 13G filed with the SEC on January 23, 2018 by BlackRock, Inc. and its subsidiaries BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock International Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors (which itself owns 5% or greater of our common stock), BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and FutureAdvisor, Inc. (collectively, “BlackRock”), as of December 31, 2017, BlackRock is the beneficial owner of 10,676,019 shares, as to which it has sole voting power as to 10,489,783 shares and sole dispositive power as to 10,676,019 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Based solely on an amendment to Schedule 13G filed with the SEC on February 9, 2018, the aggregate number of shares owned beneficially by The Vanguard Group is 7,592,422, as of December 31, 2017, with sole voting power as to 133,123 shares, shared voting power as to 16,153 shares, sole dispositive power as to 7,450,492 shares, and shared dispositive power as to 141,930 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 125,777 shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 23,499 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based solely on an amendment to Schedule 13G filed with the SEC on February 13, 2018, the aggregate number of shares owned beneficially by Ariel Investments, LLC is 4,899,994 as of December 31, 2017, with shared voting power as to 4,612,386 shares and shared dispositive power as to 4,899,994 shares. The address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.
(5)	Includes 7,150 shares held by Mr. Kacal’s spouse.
*	Represents beneficial ownership of less than one percent (1%) of our common stock.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we explain our general compensation philosophy for the executives named in the Summary Compensation Table, our named executive officers, as well as provide an overview and analysis of the different material elements of compensation that we provide our named executive officers. We have organized our discussion and analysis as follows:

•	First, we provide a summary of our 2017 performance.

•	Second, we discuss our compensation objectives, philosophy and practices.

•	Third, we discuss our use of compensation consultants and our approach to benchmarking the compensation for each of the named executive officers.

•	Finally, we describe each material element of compensation that we pay to our named executive officers, how we selected the various elements and amounts of compensation, and how decisions we make about one element of compensation fit into our overall compensation program and affect decisions regarding other elements of compensation.

Named Executive Officers

Our named executive officers for 2017 are as follows:

Name	Title
Bryan A. Shinn	President and Chief Executive Officer
Donald A. Merril	Executive Vice President and Chief Financial Officer
Bradford B. Casper	Executive Vice President and Chief Commercial Officer
Michael L. Winkler	Executive Vice President and Chief Operating Officer
Don D. Weinheimer	Senior Vice President and President, Oil and Gas

U.S. Silica 2017 Performance

Heading into 2017, we expected the oil and gas markets to continue to be volatile, but to begin a recovery from the downturn that began at the end of 2014 which would positively affect demand for our frac sand products and the financial performance of our Oil & Gas Proppants segment. As a result, the Compensation Committee modified the criteria under the Performance-Based Cash Incentives: Annual Bonus Incentive Plan (“ABIP”) program from an Adjusted EBITDA target tied to the average spot price for West Texas Intermediate (“WTI”) crude oil (as used for the purposes of ABIP in 2016) back to an absolute Adjusted EBITDA metric (as had been in place prior to 2016), as well as business and personal objectives focused on benchmarking against a stated peer group category, conserving cash, gaining market share in our Oil & Gas Proppants segment and improving contribution margin in our Industrial & Specialty Products segment, as discussed in more detail below in Performance-Based Cash Incentives.

As expected, the oil and gas markets continued to be volatile, but slowly began to recover in 2017. In 2017,

•	spot prices for WTI crude oil averaged $50.88 per barrel, compared to an average price per barrel of $42.81 in 2016;

•	the number of land rigs operating in oil and gas basins in the United States increased by about 42% at the end of 2017, compared to the same period in 2016;

•	frac sand pricing gradually increased throughout 2017; and

•	more oil and gas customers entered into long-term contracts in 2017 than in 2016.

As a result, in 2017:

•	revenue increased by 122%, as compared to 2016; and

•	contribution margin was $390.8 million, compared to $90.4 million in 2016.

We were able to accomplish the following during the year:

•	achieved Adjusted EBITDA, as defined in our annual bonus incentive plan, of $307.7 million, which was in excess of our Adjusted EBITDA target under the plan of $132.0 million;

•	increased the tons of sand sold by the Oil & Gas Proppants segment to 15.1 million tons in 2017, compared to 9.9 million sold in 2016;

•	increased contribution margin in our Industrial & Specialty Products segment by approximately 12% as compared to 2016 through the introduction of new, higher margin products;

•	acquired Mississippi Sand, which owned a regional sand mine and plant located in Festus, Missouri and transload locations in Benwood, West Virginia, and Seagraves, Texas; and

•	continued to manage cash prudently, resulting in cash on hand of $384.6 million as of December 31, 2017.

In addition, we continued to see improvement in the oil and gas markets towards the end of 2017, which had a positive effect on our Oil & Gas Proppants segment. For instance, in the fourth quarter of 2017 as compared to the third quarter of 2017:

•	sales in the segment increased 7%; and

•	tons of sand sold in the segment totaled 3.171 million tons, a slight increase from the 3.147 million tons sold in the third quarter of 2017.

Adjusted EBITDA and segment contribution margin are non-GAAP measures. We use Adjusted EBITDA and segment contribution margin as metrics in our cash annual bonus incentive plan as below in Performance-Based Cash Incentives. We provide a reconciliation to the most directly comparable GAAP financial measures in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2017 Annual Report on Form 10-K.

Consistent with the continued challenging market conditions that negatively impacted stock prices for a majority of companies in our industry and across the broad sector of companies whose financial results are significantly influenced by the oil and gas markets, our shareholders faced a negative total shareholder return (“TSR”) in 2017. However, unlike a significant majority of companies across the sector, our shareholders have realized substantial positive returns over the long term, including the 3-year and 5-year time periods ending on December 31, 2017. Specifically, the table below summarizes our TSR over three different time periods—all of which culminate with December 31, 2017—relative to the peer group against which we benchmarked our executive compensation:

Benchmark	1-Year TSR 12/31/2016— 12/31/2017	3-Year TSR 12/31/2014— 12/31/2017	5-Year TSR 12/31/2012— 12/31/2017
2017 Proxy Peer Group Median(1)	-14.9%	-24.4%	-11.0%
U.S. Silica Holdings, Inc.	-42.1%	+30.9%	+106.5%
U.S. Silica Percentile Rank Relative to 2017 Proxy Peer Group Median	15th percentile	88th percentile	86th percentile

(1)	The companies included in the 2017 proxy peer group are listed below in Benchmarking. The data shown above excludes Clayton Williams Energy, Inc., because it merged with NBL Permian LLC in April 2017, and excludes Headwaters incorporated because it was acquired by Boral Industries, Inc., in May 2017. TSR data for Fairmount Santrol Holdings Inc. is excluded for only the 5-year TSR period because the company began trading publicly in October 2014.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

At our 2017 annual meeting, we received significant support from our shareholders for our 2016 executive compensation program with approximately 86% of the votes cast in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2016, which included strong alignment between pay and performance. For 2017, we considered the results of the aforementioned advisory vote, and the overall design of our executive compensation program remained largely unchanged with the exception of modifying the performance framework under our ABIP to eliminate indexing Adjusted EBITDA metrics based on the West Texas Intermediate (“WTI”) closing spot price, as discussed in Performance-Based Cash Incentives: Annual Bonus Incentive Plan (“ABIP”). Determination of financial performance under ABIP was based on absolute Adjusted EBITDA metrics, approved by the Compensation Committee in February 2017.

In 2017, as reflected in the charts on the next page, a significant portion of the compensation of our Chief Executive Officer and other named executive officers consisted of equity incentive compensation contingent upon the achievement of financial performance, business unit and/or individual performance goals. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our company’s financial performance. Additionally, equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance.

2017 Compensation Mix(1)

Chief Executive Officer

Other Named Executive Officers

(1)	Consists of base salary paid in 2017 (as reported in the Salary column of the 2017 Summary Compensation Table), 2017 annual incentive awards paid in March 2018 (as reported in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table), long-term incentive awards granted in April 2017 (as reported in the Stock Awards column of the 2017 Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the 2017 Summary Compensation Table).

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance

Individuals in leadership roles are compensated based on a combination of total company, business unit and individual performance factors. Total company performance is evaluated in part based on the degree to which pre-established financial objectives are met. Business unit and individual performance are evaluated based upon several individualized objectives. The Chief Executive Officer assessment process is managed by the Chairman of the Compensation Committee with input from all Board members. The Chairman solicits input from other Board members on the Chief Executive Officer’s performance relative to the pre-established key objectives for the year. Each Board member is invited to provide feedback on the Chief Executive Officer’s performance. The Chairman gathers this feedback and synthesizes it into a clear, balanced view of actual results as compared to the objectives. With guidance from the compensation consultant, the Chairman provides a pay recommendation to the Compensation Committee consistent with the feedback he has received from the Board.

The other management team members, including our named executive officers, provide objectives to the Board at the beginning of the year. The Chief Executive Officer assesses each management team member against those objectives and reports back to the Compensation Committee at the beginning of the following year. With guidance from the compensation consultant, the Chief Executive Officer provides pay recommendations for the management team members to the Compensation Committee consistent with his assessment of the executives’ performance.

The objectives and results for 2017 for our named executive officers are discussed in more detail below in Material Elements of Compensation.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we compare our pay practices and overall pay levels with oil and gas, mining and logistics organizations as discussed below in Use of Compensation Consultants and Benchmarking.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation Committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

Executive Compensation Practices

In addition to establishing a pay-for-performance culture, we have instituted the following executive compensation practices:

What We Do

☑	Clawback Policy. The Compensation Committee has adopted a clawback policy that applies to all executive officers with respect to short-term and long-term performance-based incentive compensation as more fully described in Clawback Policy below.

☑	Stock Ownership Guidelines. Stock ownership requirements for our executive officers create alignment with shareholder interests and require a significant ownership level as described in Stock Ownership Requirements below.

☑	Limited Perquisites. Perquisites provided to executives are limited and reviewed annually by the Compensation Committee.

☑	Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant.

☑	Double Trigger Change in Control. We include a “double-trigger” change in control provision provision in our CIC Plan, so participants will receive severance benefits only if both a change in control and a qualifying termination occur.

☑	Compensation Risk Assessment. Our management with assistance from the Compensation Committee’s compensation consultant annually conducts a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs.

What We Don’t Do

☒	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our executive officers.

☒	No Pension Plan. We do not provide any qualified or non-qualified pension plans or other post-employment defined benefit plans to our executive officers.

☒	No Special Tax Gross-ups. We do not provide tax gross-ups on perquisites received by our executive officers, except for tax gross-up on relocation benefits, which is provided to all employees.

☒	No Hedging; Limited Pledging. Our insider trading policy prohibits all employees, including the named executive officers, from using our stock in any hedging activities. Employees may not pledge our stock as collateral or hold it in a margin account without obtaining approval from the General Counsel or Chief Compliance Officer.

☒	No Option Repricing, Reloads or Buyouts. Our Amended and Restated 2011 Incentive Compensation Plan does not allow the repricing or cash buyout of stock options or stock appreciation rights, reload provisions in stock option grants or the payment of dividends on unvested performance shares and requires all awards to have at least a one-year vesting period.

Use of Compensation Consultants and Benchmarking

Overview

We administer compensation changes for all employees, including our named executive officers, on an annual basis. Each February, after performance results for the prior year are finalized, incentive payouts for the prior performance period are determined and performance metrics for the current year’s annual and long-term incentive grants are approved by the Compensation Committee.

This administration schedule permits compensation decisions to be made within a reasonable time after finalizing our financial and operational results, so that an assessment of business and individual contributions to corporate performance can provide alignment of pay with performance. This schedule also facilitates the establishment of performance metrics that are consistent with our business plan objectives communicated to shareholders at the beginning of the year.

Use of Compensation Consultants

Our Compensation Committee retains a compensation consultant to assist the Committee in determining both the mix of compensation that we make available to our named executive officers and the amount of each element, taking into account the general goals of our compensation program. The compensation consultant also provides research and market data to the Compensation Committee and generally advises the Committee on matters relating to its executive compensation decision making. A representative of the compensation consultant generally attends meetings of the Compensation Committee at which executive compensation matters are discussed and also communicates directly with the Compensation Committee Chair.

Since 2013, the Compensation Committee has retained Exequity LLP (“Exequity”) as the executive compensation consultant to the Compensation Committee. The Compensation Committee has determined that the work of Exequity did not raise any conflicts of interest in 2017. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the fact that Exequity does not provide any other services to us, the level of fees received from us as a percentage of Exequity’s total revenue, policies and procedures employed by Exequity to prevent conflicts of interest, and whether the individual Exequity advisers to the Compensation Committee own any of our stock or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Benchmarking

It is the Compensation Committee’s intent to provide target total compensation opportunities for our executives that are generally comparable to median target total compensation opportunities among relevant peer executives—and are calibrated such that actual total compensation realized would (a) exceed peer median pay opportunities in the event that company and individual performance is strong, and (b) be below median pay opportunities in the event that company and individual performance is not strong.

Proxy Peer Group

With assistance from Exequity, in September 2016, our Compensation Committee worked to refine the proxy peer group to better reflect our evolving business mix and scope of operations (including the acquisitions of New Birmingham, Inc. and Sandbox Enterprises, LLC in August 2016). Specifically, the Compensation Committee’s objective in modifying the peer group was to introduce a greater emphasis on materials and industrial companies, to augment the previously very heavy emphasis on oil and gas exploration, production and services companies. Within that context, the Compensation Committee established the following peer group for 2017 (the “2017 proxy peer group”) to benchmark the components of the total direct compensation of our named executive officers:

CARBO Ceramics Inc.	Ferro Corporation*	Oil States International, Inc.
Clayton Williams Energy, Inc.	Forum Energy Technologies, Inc.	PDC Energy Inc.
Core Laboratories N.V. *	Headwaters Inc.	Pioneer Energy Services Corp.
Dril-Quip Inc.	Innospec Inc.*	Tetra Technologies, Inc.*
Eagle Materials, Inc.	Minerals Technologies Inc.	U.S. Concrete, Inc.*
Fairmount Santrol Holdings Inc.	Oasis Petroleum Inc.

*	New to peer group for 2017

Three companies were removed from the 2016 proxy peer group. Rosetta Resources Inc. was removed because it was acquired by Noble Energy, Inc. in July 2015. Two other companies were removed because the Compensation Committee deemed them to be too small in terms of market capitalization as compared to us (U.S. Silica’s market capitalization was approximately $2.7 billion as of the time Exequity’s report was generated in September 2016). The companies that were removed from the peer group for this reason and their respective market capitalizations at the time Exequity’s report was generated in September 2016 were C&J Energy Services Ltd. ($36.6 million) and Intrepid Potash, Inc. ($85.2 million).

The five companies (and their respective market capitalizations at the time Exequity’s report was generated in September 2016) that were introduced to supplement the remaining 2016 proxy peer group companies in forming a 2017 proxy peer group that better reflected our evolving business mix and scope of operations were as follows:

•	Core Laboratories N.V. ($4.7 billion)

•	Ferro Corporation ($1.1 billion)

•	Innospec Inc. ($1.4 billion)

•	Tetra Technologies, Inc. ($521.7 million)

As of October 2016, when Exequity completed its study of target total direct compensation levels for the 2017 proxy peer group, the median market capitalization and most recently reported annual revenues for the 2017 proxy peer group were approximately $1.6 billion and $895 million, respectively. Meanwhile, our market capitalization and most recently reported fiscal year revenues at the time the study was completed were $3.1 billion (84th percentile relative to the 2017 proxy peer group) and $643 million (20th percentile relative to the 2017 proxy peer group), respectively.

Survey Peer Group

The Compensation Committee also reviewed a group of 26 companies in the energy, industrial materials, and logistics industries that participated in Equilar’s survey of compensation for key executive positions (the “2017 survey peer group”) to provide additional context for 2017 executive compensation-related discussions.

Analysis of Benchmark Data

Exequity provided market compensation data using the above-referenced peer groups established by the Compensation Committee. Exequity then analyzed the benchmark data and provided advice and insight to the Compensation Committee regarding competitive pay levels for the named executive officers. At the end of 2016 and the beginning of 2017, the Compensation Committee reviewed the benchmark data from the 2017 proxy peer group and 2017 survey peer group for the Chief Executive Officer, and the Compensation Committee and the Chief Executive Officer reviewed the benchmark data from those peer groups for the other named executive officers, at the 25th, 50th and 75th percentiles as a reference for determining the 2017 base salary, 2017 cash incentive target awards and 2017 long-term incentive target awards for our named executive officers.

It is the Compensation Committee’s intent to provide target total compensation opportunities for our executives that are generally comparable to median target total compensation opportunities among relevant peer executives—and are calibrated such that actual total compensation realized would (a) be higher than peer median pay opportunities in the event that performance is strong with respect to the company and individual, and (b) be lower median pay opportunities in the event that performance is weak with respect to the company and individual.

Material Elements of Compensation

The elements of our compensation program in 2017 were:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

The Compensation Committee will seek to consider each of these elements of compensation at the same time to enable the Compensation Committee to consider their impact on total compensation and the extent to which the determinations made will reflect the principles of our compensation philosophy and related guidelines with respect to allocation of compensation among certain of these elements and total compensation. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. The base salaries for our named executive officers are established based in large part on the salaries established for persons holding similar positions with the proxy peer group and by the Committee’s review of other factors, including:

•	the individual’s performance, results, qualifications and tenure;

•	the job’s responsibilities, pay mix (base salary, annual cash incentives and other executive benefits) and similar companies’ compensation practices; and

•	our ability to replace the individual.

The following table details base salary increases for 2017, as established by the Compensation Committee in February 2017.

Name	2016 Base Salary ($)	2017 Base Salary ($)	% Increase	Rationale
Bryan A. Shinn	$650,000	$675,000	+3.8%	Annual merit/performance review process

Donald A. Merril	$356,150	$362,150	+1.7%	Annual merit/performance review process

Bradford B. Casper	$350,000	$400,000	+14.3%	Competitive market adjustment and annual merit/performance review process

Michael L. Winkler	$408,000	$415,000	+1.7%	Annual merit/performance review process

Don D. Weinheimer	$406,000	$406,000	None	Annual merit/performance review process

In the future, we expect that salaries for executive officers will continue to be reviewed and benchmarked against the relevant peer group annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require.

Performance-Based Cash Incentives: Annual Bonus Incentive Plan (“ABIP”)

2017 ABIP Design

We pay performance-based cash incentives under the ABIP in order to align the compensation of our employees, including our named executive officers, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. For 2017, these incentive payments were based on the attainment of pre-established objective financial goals, business unit performance objectives and individual personal performance objectives. Our short-term, performance-based cash incentive awards made to our named executive officers were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The following table shows each named executive officer’s performance-based cash incentive minimum, threshold, target and maximum payouts under the ABIP as of December 31, 2017, which were established by the Compensation Committee in February 2017.

Name	Minimum Payout ($)	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)
Bryan A. Shinn	0	337,500	675,000	1,350,000
Donald A. Merril	0	138,075	276,150	552,300
Bradford B. Casper	0	200,000	400,000	800,000
Michael L. Winkler	0	206,000	412,000	824,000
Don D. Weinheimer	0	155,500	311,000	622,000

In order for the 2017 ABIP awards for employees who are covered under Code Section 162(m) to qualify as performance-based compensation, the Compensation Committee determined in February 2017 that the 2017 ABIP awards for covered employees would fund at each individual’s maximum (200% of target, as shown above) award opportunity if we achieved sales, as audited and determined in accordance with U.S. generally accepted accounting principles (“sales”), for the year ended December 31, 2017 of at least $590 million.

Within this framework, the Compensation Committee had authority to use negative discretion to adjust downward the payout achieved under the financial performance goal by each named executive officer based on company and individual performance components. Each of the performance components is independent of the other performance components and is eligible for payout even if the other performance components are not achieved; provided that in no event would any payment pursuant to the 2017 ABIP exceed 200% of the executive officer’s overall 2017 ABIP target.

The named executive officers’ performance components under the 2017 ABIP were weighted as follows:

Name	Company Performance Component (%)	Personal Performance Component (%)	Industrial & Specialty Products (“ISP”) Segment Component (%)	O&G Segment Component (%)
Bryan A. Shinn	60	20	20
Donald A. Merril	60	20	20
Bradford B. Casper	60	20	20
Michael L. Winkler	60	20	20
Don D. Weinheimer	20	20		60

Company Performance Component

The Company Performance Component (Adjusted EBITDA for the year ended December 31, 2017) funded the 2017 ABIP as follows:

2017 Results (Adjusted EBITDA)	Percentage of Company Performance Component Target Paid(1)
Less than 80% of Adjusted EBITDA	0%
80% of Adjusted EBITDA	50%	Minimum threshold for any payout
100% of Adjusted EBITDA	100%	Target
110% of Adjusted EBITDA	150%
120% of Adjusted EBITDA	200%	Maximum

(1)	There will be a linear progression between the targets.

“Adjusted EBITDA” was defined as our consolidated earnings before interest, taxes, depreciation and amortization, as audited, as adjusted by the Compensation Committee to take into consideration the following: (i) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures), (ii) an event either not directly related to our operations or not within the reasonable control of our management, (iii) losses incurred as a result of any goodwill impairment, or (iv) a change in tax law or accounting standards required by U.S. generally accepted accounting principles. Adjusted EBITDA was used because it is a key metric used by management and the Board to assess our operating performance. Adjusted EBITDA is a non-GAAP measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in How We Evaluate Our Business in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2017 Annual Report on Form 10-K.

Business Unit (ISP and Oil & Gas) Performance Component

The Business Unit Performance Component (Contribution Margin for the year ended December 31, 2017) would impact 2017 ABIP as follows:

2017 Results (Business Unit Contribution Margin)	Percentage of Target Paid
Less than 80% of Contribution Margin target	0%
80% of Contribution Margin target	50%	Minimum threshold
100% of Contribution Margin target	100%	Target
110% of Contribution Margin target	150%
120% of Contribution Margin target	200%	Maximum

Personal Performance Component

The named executive officer’s personal performance capped at 200% of the personal performance target weighting, including the following operational and performance objectives:

•	continued cash management and cost reduction in an uncertain market environment;

•	improving the accounting and financial structure while ensuring continued effective internal control over financial reporting;

•	meeting environmental, health and safety performance goals;

•	delivering budgeted savings under our cost improvement program;

•	developing a flexible capital expenditure budget to meet changing market conditions;

•	leading acquisition and existing business growth initiatives;

•	improving the Oil & Gas Proppants segment market share;

•	developing a growth strategy for the Industrial & Specialty Products segment;

•	expanding product offerings to further differentiate our business model; and

•	continued enhancement of relationships with key customers.

Determination of 2017 ABIP Payouts

At the Compensation Committee meeting in February 2018, the determination of the 2017 ABIP payouts to the named executive officers took into account the following material factors:

•	Sales, as audited and determined in accordance with GAAP, for the year ended December 31, 2017 were $1.241 billion, greater than the $590 million of sales needed to trigger a payout under the 2017 ABIP.

•	Adjusted EBITDA for the year ended December 31, 2017, excluding acquisitions that occurred during the year, as compared to threshold, target and maximum performance under the 2017 ABIP:

Adjusted EBITDA (in millions)
Threshold (50% of target)	Target	Maximum (200% of target)	Actual	Payout Achieved
$105.6	$132.0	$158.4	$307.7	200%

For a calculation of 2017 Adjusted EBITDA, see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business in our Annual Report on Form 10-K for the year ended December 31, 2017.

Contribution Margin for the ISP Business Unit for the year ended December 31, 2017, as compared to threshold, target and maximum performance under the 2017 ABIP:

ISP Contribution Margin in millions
Threshold (80% of target)	Target	Maximum (120% of target)	Actual	ISP Contribution Margin Payout %
$64.0	$80.0	$96.0	$88.8	154%

•	In the case of Mr. Weinheimer’s payout, Contribution Margin for the Oil & Gas Business Unit for the year ended December 31, 2017, as compared to threshold, target and maximum performance under the 2017 ABIP:

Oil & Gas Contribution Margin in millions				Oil & Gas Contribution Margin Payout %
Threshold (80% of target)	Target	Maximum (120% of target)	Actual
$98.0	$122.0	$146.0	$302.0	200%

•	The Chief Executive Officer presented to the Compensation Committee his proposed 2017 ABIP payouts for the other named executive officers.

•	The Compensation Committee reviewed the benchmarking data discussed above in Benchmarking.

•	The Compensation Committee considered and agreed with the individual performance assessments that the Chief Executive Officer presented to the Compensation Committee for each other named executive officer as well as the Chief Executive Officer’s self-assessment. The Compensation Committee members also discussed their own assessment of each named executive officer’s performance, including the Chief Executive Officer assessment, which was managed by the Chairman of the Compensation Committee.

•	The Compensation Committee discussed the relative compensation and organizational roles and responsibilities of the named executive officers.

•	The Compensation Committee considered the following corporate, business unit and personal performance achievements:

•	Achieved adjusted EBITDA of $307.7 million, including from acquisitions occurring in 2016, in a difficult operating environment;

•	completed the acquisition of Mississippi Sands, LLC, which owned a facility and mine in Festus, Missouri and transload locations in Benwood, West Virginia, and Seagraves, Texas, which are being successfully integrated into our systems and processes;

•	acquired land in Crane County, Texas and Lamesa, Texas and commenced the construction of sand mines and processing plants at each location;

•	acquired the WHITE ARMOR business, including its intellectual property, from National Coatings Corporation;

•	realized $302.0 million of contribution margin in 2017 for the Oil & Gas Proppants segment;

•	realized $88.8 million of contribution margin in 2017 for the ISP segment;

•	executed on the budgeted capital expenditure plan and cost reduction projects;

•	realized savings across the supply chain;

•	developed an acquisition pipeline for the ISP business to enable the continuous evaluation of strategic transactions;

•	continued to develop relationships with senior executives at key customers;

•	ensured a successful audit of our financial statements and internal control over financial reporting in which no material weaknesses were identified; and

•	continued to implement improved safety standards and tracking at each facility.

The Compensation Committee determined that the 2017 ABIP payouts it approved for the named executive officers were reasonable after reviewing the foregoing material factors.

Based on the foregoing factors, the Compensation Committee determined that the following payouts should be made to the named executive officers under the 2017 ABIP:

Name	Target ABIP Payout ($)	Corporate Performance Component [1]	ISP Performance Component [2]	Oil & Gas Performance Component [3]	Individual Performance Component [4]	Payout as % of Target Award	Payout ($)
Bryan A. Shinn	675,000	200%	154%	N/A	150%	181%	1,221,750
Donald A. Merril	276,150	200%	154%	N/A	150%	181%	499,279
Bradford B. Casper	400,000	200%	154%	N/A	150%	181%	723,200
Michael L. Winkler	412,000	200%	154%	N/A	150%	181%	744,896
Don D. Weinheimer	311,000	200%	N/A	200%	100%	180%	559,800

[1]	60% weighting for Shinn, Merril, Casper, and Winkler. 20% weighting for Weinheimer.
[2]	20% weighting for Shinn, Merril, Casper, and Winkler only.
[3]	60% weighting for Weinheimer only.
[4]	20% weighting for all.

Long-Term Incentive Program

At the end of 2015 and in the first quarter of 2016, the Compensation Committee reviewed with Exequity the long-term incentive program for certain of our employees, including the named executive officers, that had been developed in 2015 and decided to remove stock options from the mix of equity awards made under the program to better align with market practices and to change the performance measure for the performance share units from cumulative Adjusted EBITDA over three years to relative total shareholder return over three years to diversify the performance metrics used in the overall executive compensation program. Under the 2017 long-term incentive program, each of our named executive officers has been provided equity grants consisting of the following performance-based component and retention-oriented, time-vested component:

•	55% of the target total grant value in the form of performance share units; and

•	45% of the target total grant value in the form of restricted stock units that vest ratably over three years.

The ultimate number of performance share units to be earned by the named executive officers will be based on our TSR (defined below) over the period from January 1, 2017 through December 31, 2019 expressed as a percentage ranking as compared to the TSR for the performance period of each of the companies in the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the performance period (“TSR Ranking”), in accordance with the following schedule:

TSR Ranking January 1, 2017 through December 31, 2019	Number of PSUs Vested as Percentage of Target
Less Than 30th percentile	0%
30th percentile	50% (Threshold)
50th percentile	100%
75th percentile	150%
Equal to or Greater Than 90th percentile	200% (Maximum)

No performance share units will be earned if the threshold goal is not met. To the extent that the actual TSR ranking for the performance period is between goals, the number of performance share units to become vested will be determined on a pro rata basis using straight line interpolation.

For purposes of the performance share units, the term “TSR” shall mean total shareholder return for a company, expressed as a percentage, determined by dividing (i) an amount equal to the sum of (x) the difference between the Beginning Stock Price and the Ending Stock Price and (y) the sum of all dividends paid on one share of such company’s stock during the performance period, provided that dividends shall be treated as reinvested on the ex-dividend date at the closing price on that date by (ii) the Beginning Stock Price, as calculated in good faith by the Committee. “Beginning Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the first day of the performance period. “Ending Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the last day of the performance period.

We believe our long-term incentive program aligns the interests of our named executive officers with our shareholders, provides our named executive officers with incentives linked to long-term performance and creates an ownership culture. In addition, the vesting feature of our long-term incentive program contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period.

In determining the mix of equity awards and the individual target award opportunities under the long-term incentive program, the Board and the Compensation Committee exercised its judgment and discretion, in consultation with our Chief Executive Officer and the Committee’s compensation consultant, and considered, among other things, the role and responsibility of the named executive officer, competitive factors including a review of market data as discussed in Benchmarking, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the long-term incentive program opportunity that was approved.

2017 Restricted Stock Units

The restricted stock unit awards vest ratably over three years. The restricted stock unit award grants approved by the Board and the Compensation Committee in 2017 for each named executive officer are reflected in the Grants of Plan-Based Awards Table below.

2015-2017 Performance Share Units

Performance share units were granted to each of the named executive officers with a performance period that began on January 1, 2015 and ended December 31, 2017. These grants are included in the Outstanding Equity Awards at Fiscal Year-End table. Based on our cumulative Adjusted EBITDA performance over the performance period ($441.4 million vs. a threshold performance level of $740.0 million), the Compensation Committee determined that no awards were payable under these grants.

The restricted stock unit and performance share unit awards approved by the Board and the Compensation Committee in 2017 for each named executive officer are reflected in the Grants of Plan-Based Awards Table below.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Board believes are reasonable and in the best interests of our company and our shareholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including retirement plans, health and welfare benefits and life insurance and long-term disability insurance described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits. We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary. We also may contribute from 0% to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary, if applicable, based on our profits from the previous fiscal year as an incentive to encourage our employees to participate in the 401(k) plan. The contributions based on our profits are paid during the Spring of the following fiscal year. In the case of both the matching program and the profit sharing program, an employee is fully vested in our contributions after five years of service. Finally, we also provide a 4% defined contribution of monthly basic income into a participant’s 401(k) account if that participant does not participate in our defined pension plan. An employee is fully vested in these contributions after one year of service. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our named executive officers participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Either our Board or our Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Health and Welfare Benefits. We offer health, dental and vision coverage for all employees, including our named executive officers, and pay a portion of the premiums for our named executive officers on the same basis as for our other salaried employees.

Life Insurance and Long-Term Disability Insurance. As of December 31, 2017, we offer life insurance up to five times each employee’s annual salary up to a maximum of $600,000. We offer long-term disability insurance equal to 66.67% of an employee’s annual salary, up to a maximum of $10,000 per month. We pay life insurance premiums on behalf of our named executive officers and all other salaried employees equal to one times annual salary. Additional amounts up to the maximum amount are paid by the employee. We pay the premium for long term disability for 60% of salary (up to the $10,000 per month maximum) for all employees, including our named executive officers. The premium for the additional 6.67% is paid for by the employee.

Deferred Compensation. None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Perquisites. Executive perquisites are discussed in the footnotes to the Summary Compensation Table. We believe that the executive perquisites we provide are de minimis in amount and consistent in form to those offered to executives of our peers listed in Benchmarking. We do not provide tax gross-up on perquisites that are provided to our executive officers, other than tax gross-ups on relocation benefits. We provide tax gross-up to all employees who receive relocation benefits, which is a prevalent market practice.

Employment and Other Agreements

Bryan A. Shinn

In March 2012, we entered into an employment agreement with Mr. Shinn, our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Shinn was entitled to an annual base salary of $400,000, which has been adjusted by the Board to $675,000. Mr. Shinn is also eligible to earn a short-term, performance-based cash incentive payment for each year under the annual bonus incentive program in which our other executive officers participate. His target annual incentive has been established by the Board at 100% of his annual base salary.

Mr. Shinn is also entitled to receive benefits in accordance with the health and welfare plans we provide to other members of our senior management. He is also entitled to up to 25 days of paid time off and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities, which are consistent with our policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to our requirements with respect to reporting and documentation of such expenses.

Mr. Shinn’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by us (with or without cause). If we terminate Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason and such termination or resignation is not in connection with a change in control, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with us and the termination of his employment. Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by us which relates to our business is our property. During the term of Mr. Shinn’s employment with us and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us, (ii) solicit or hire any of our employees and (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of ours to cease doing business with us or in any way interfere with our relationship with such person or entity. During any period in which Mr. Shinn has breached the above restrictions, we have no obligation to pay Mr. Shinn any severance described above.

In February 2016, in connection with approving a Change in Control Severance Plan for U.S. Silica, as discussed below, the Compensation Committee approved an amendment to Mr. Shinn’s employment agreement to provide for the following severance benefits in the event of his involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica:

•	a lump sum payment equal to two (2) times the sum of (i) Mr. Shinn’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) Mr. Shinn’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

•	a prorated annual bonus that Mr. Shinn would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days Mr. Shinn was employed during the year; and

•	continuation of group health insurance coverage for Mr. Shinn and Mr. Shinn’s eligible dependents pursuant to COBRA during the 18 month period following Mr. Shinn’s termination of employment.

Receipt of the foregoing severance benefits is conditioned upon Mr. Shinn executing a general release of claims in our favor and continued compliance with the non-compete and non-solicitation provisions contained in his employment agreement.

Also in February 2016, the Compensation Committee approved an amendment to Mr. Shinn’s existing equity award agreements to align the treatment of the equity awards in the event of Mr. Shinn’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of Mr. Shinn’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendment, all stock options and restricted stock units held by Mr. Shinn will vest in full and all performance share units held by him will vest based on target level of performance in the event of his separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Vested stock options will remain exercisable for a period of three years following Mr. Shinn’s termination. In November 2016, the Compensation Committee approved an amendment to Mr. Shinn’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him upon the vesting of an equity award or the exercise of a stock option in an amount up to his maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

Mr. Shinn’s severance benefits and the treatment of Mr. Shinn’s equity awards in the event of his termination or a change in control are discussed in more detail below in Potential Payments Upon Employment Termination or Change in Control.

Other Named Executive Officers

None of our other named executive officers have an employment agreement.

In February 2016, the Compensation Committee approved a Change in Control Severance Plan (the “CIC Plan”), as part of its ongoing review of our executive compensation program. Each of our named executive officers is eligible to participate in the CIC Plan.

The CIC Plan provides certain benefits if the named executive officer experiences a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica. If such events occur and the named executive officer has signed a general release of claims in our favor, the CIC Plan provides the following benefits to such Participant:

•	a lump sum payment equal to 1.5 times the sum of (i) the named executive officer’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (ii) the named executive officer’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

•	a prorated annual bonus that the named executive officer would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days the named executive officer was employed during the year; and

•	continuation of group health insurance coverage for the named executive officer and the named executive officer’s eligible dependents pursuant to COBRA during the 18 month period following the named executive officer’s termination of employment.

If a named executive officer has a separate agreement with us that provides for specific severance and benefits in connection with a termination of employment following a change in control, such as Mr. Shinn, the payments and benefits provided by the CIC Plan will be reduced by the payments and benefits under the individual severance agreement.

If the severance payments under the CIC Plan would trigger an excise tax under Sections 280G and 4999 of the Internal Revenue Code, the severance payments would be reduced to a level at which the excise tax is not triggered, unless the named executive officer would receive a greater amount without such reduction after taking into account the excise tax and other federal and state taxes.

Also in February 2016, the Compensation Committee approved an amendment to the existing equity award agreements of each named executive officer to align the treatment of the equity awards in the event of such named executive officer’s separation from service as a result of a resignation for good reason following a change in control of U.S. Silica with the existing treatment of those equity awards in the event of such named executive officer’s separation from service as a result of an involuntary termination of employment without cause following a change in control. Pursuant to the amendment, all stock options and restricted stock units held by the named executive officers will vest in full and all performance share units held by them will vest based on target level of performance in the event of his separation from service as a result of a resignation for good reason following a change in control of U.S. Silica. Vested stock options will remain exercisable for a period of three years following the named executive officer’s termination. In November 2016, the Compensation Committee approved an amendment to each named executive officer’s existing equity award agreements to permit him to elect to reduce the number of shares deliverable to him upon the vesting of an equity award or the exercise of a stock option in an amount up to his maximum individual tax rate, provided that such additional reduction would not result in adverse financial accounting or tax withholding treatment to U.S. Silica.

The severance benefits and the treatment of equity awards of the named executive officers in the event of termination or a change in control are discussed in more detail below in Potential Payments Upon Employment Termination or Change in Control.

Executive Compensation Policies

Stock Ownership Guidelines

To more closely align the interests of our executive officers, including our named executive officers, with our shareholders, in February 2014, the Compensation Committee adopted stock ownership guidelines to require our executive officers to acquire and hold our common stock with a value equal to the following multiples of base salary:

Chief Executive Officer	4x base salary
Chief Financial Officer	2x base salary
Chief Operating Officer	2x base salary
Other executive officers	1.5x base salary

Equity that counts towards meeting the stock ownership requirements includes shares owned directly and indirectly and time-vested restricted stock and restricted stock units. Unexercised stock options and unearned performance share units are not counted toward meeting the requirements. Executive officers are required to achieve their stock ownership requirement within five years of becoming subject to the guidelines. The Compensation Committee, in its sole discretion, may require an executive officer to retain up to 100% of the shares acquired upon stock option exercises (after payment of the exercise cost and taxes) or issued upon the vesting of restricted stock, restricted stock units or performance share units (after the payment of taxes) if such officer has failed to meet the stock ownership requirement by the five year deadline.

The table below shows the value of our common stock held by each of our named executive officers as compared to the stock ownership requirement such officer must meet by February 2019 based on such officer’s base salary as of December 31, 2017. The value of each named executive officer’s stock holdings was based on the average closing price of a share of our common stock over the 90 trading days ending February 1, 2018, which was $32.94.

Name	Applicable Stock Ownership Requirement as a Multiple of Base Salary	Stock Ownership Requirement by February 2019 ($)	Value of Stock Holdings ($)	Value of Stock Holdings as a Multiple of Base Salary
Bryan A. Shinn	4x	2,700,000	6,185,812	9.2x
Donald A. Merril	2x	724,300	1,331,131	3.7x
Bradford B. Casper	1.5x	600,000	1,704,692	4.3x
Michael L. Winkler	2x	830,000	2,375,890	5.7x
Don D. Weinheimer	1.5x	609,000	1,171,443	2.9x

Hedging and Pledging Policy

Under our Insider Trading Policy, employees including named executive officers are prohibited from selling our securities “short” and from transacting in publicly-traded options, warrants, puts and calls or similar instruments on our securities. Employees, including our named executive officers, also are prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan without obtaining approval from the General Counsel or Chief Compliance Officer. An exception to the prohibition against pledging may be granted when the employee clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities. None of our named executive officers have pledged our stock.

Clawback Policy

To further deter excessive risk taking, the Compensation Committee adopted a clawback policy in February 2014 that applies to all executive officers’ annual cash-based performance awards beginning with the 2013 award paid in 2014 and all long-term performance-based awards beginning with those granted in 2014. If any of our financial results are materially restated and an executive officer is determined to have been knowingly engaged in misconduct or grossly negligent in failing to prevent misconduct directly related to such restatement, the Compensation Committee may seek recoupment from such officer of the portion of any performance-based compensation that was greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results. The determination as to whether the criteria for a claw back has been met will be made by the Compensation Committee.

Tax and Accounting Policies

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1.0 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Rights or awards granted, vested or paid under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted, vested or paid upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our shareholders.

The Tax Cuts and Jobs Act enacted in December of 2017 amended certain aspects of Section 162(m) of the Internal Revenue Code and those amendments may limit the exclusion of performance-based compensation from the $1 million limit in future years. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions.

Our executive compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers but it is not the sole objective when designing the executive compensation program. In certain circumstances, the Compensation Committee may authorize compensation arrangements that are not fully tax deductible, but that promote other important objectives, such as attracting and retaining executives who can drive financial and strategic growth objectives that maximize long-term shareholder value. For example, if we had not achieved sales of at least $590 million in 2017, the Compensation Committee, at its discretion, could have provided awards to executive officers that would not have been pursuant to the 2017 ABIP. Such awards would not have been considered performance-based and potentially would not have been tax-deductible, but which could have been determined based on the degree of achievement of various performance metrics as well as other factors taken into consideration by the Compensation Committee.

Many other Internal Revenue Code provisions (including Section 409A), SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed.

2017 Summary Compensation Table

The following table presents information concerning the total compensation for the last three years of  (1) individuals who served as our principal executive officer or principal financial officer during 2017 and (2) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2017 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Bryan A. Shinn	2017	668,750		2,760,368	—	1,221,750	—	73,370	4,724,238
President and	2016	650,000	—	5,764,905	—	1,300,000	—	44,863	7,759,768
Chief Executive Officer	2015	650,000	—	2,962,079	1,577,494	—	—	45,241	5,234,813
Donald A. Merril	2017	360,650		907,014	—	499,279	—	20,445	1,787,388
Executive Vice President	2016	356,150	—	1,798,465	—	542,300	—	15,878	2,712,793
and Chief Financial Officer	2015	356,150	—	1,004,311	536,702	—	—	13,733	1,910,896
Bradford B. Casper	2017	387,500		1,022,379	—	723,200	—	32,506	2,165,585
Executive Vice President	2016	350,000	—	1,960,080	—	500,000	—	28,170	2,838,250
and Chief Commercial Officer	2015	333,333	—	1,565,444	420,055	—	—	34,927	2,353,758
Michael L. Winkler	2017	413,250		1,210,918	—	744,896	—	61,183	2,430,247
Executive Vice President	2016	408,000	—	2,601,149	—	810,000	—	26,925	3,846,074
and Chief Operating Officer	2015	408,000	—	1,236,953	600,458	—	—	30,325	2,275,736
Don D. Weinheimer	2017	406,000	—	511,247	—	559,800	—	25,695	1,502,742
Senior Vice President	2016	406,000	—	1,086,999	—	248,800		20,052	1,761,851
and President, O&G	2015	406,000	—	861,985	432,326	—	—	24,990	1,725,300

(1)	The amounts in this column are different from the salary rates approved by the Compensation Committee as the approved compensation did not take effect until April of 2017.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718 and as reported in Note N to the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, but assuming no forfeitures. For each named executive officer the amount reflected in the Stock Awards column represents a combination of restricted stock units and performance share units. Participants do not have rights to cash dividends on restricted stock units or performance share units until such awards have been vested and delivered. Please refer to the table below for the value of the restricted stock units and performance share units granted to each of our named executive officers in 2017.

Name	Restricted Stock Units ($)	Performance Share Units ($)	Total ($)
B. Shinn	1,013,357	1,747,011	2,760,368
D. Merril	333,003	574,011	907,014
B. Casper	375,330	647,049	1,022,379
M. Winkler	444,531	766,386	1,210,918
Don D. Weinheimer	187,689	323,558	511,247

The restricted stock units vest ratably over a three-year period beginning one year from the date of grant.

The amounts disclosed for the performance share units reflect the fair value as of the grant date based on an accounting valuation analysis. The performance share units are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. Actual payouts will range from 0% to 200% of the amounts shown in the table above. For more information on the performance objectives for these performance share units see the 2017 Long-Term Incentive Program section in Material Elements of Compensation above.

(2)	For 2017, represents our employer contributions under our 401(k) plan and cash dividends paid on vested equity awards. The cash dividends were paid at the same rate as paid to all shareholders and were not included in the aggregate grant date fair value of the equity awards disclosed in the year of grant. A breakdown of the amounts follows:

Name	Company Contributions to 401(k) Plan ($)	Cash Dividends ($)	Relocation Expenses ($)(a)	Total ($)
B. Shinn	21,675	25,029	26,666	73,370
D. Merril	12,611	7,834	—	20,445
B. Casper	19,821	12,685	—	32,506
M. Winkler	19,946	9,045	32,192	61,183
Don D. Weinheimer	19,867	5,828	—	25,695

(a)	Amounts represent expenses in connection with (i) Mr. Shinn’s relocation from Maryland to Texas in 2017 and (ii) Mr. Winkler’s relocation from Illinois to Texas in 2017.

The total value of perquisites received by other named executive officers in 2017 was less than $10,000.

Grants of Plan-Based Awards

As described in Compensation Discussion and Analysis, we granted cash-based and equity awards to the named executive officers under our annual and long-term incentive plans. The following table sets forth the range of future payouts pursuant to awards granted in 2017.

		2017 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Underlying Options (#)	Awards ($/share)	Awards ($)(4)
B. Shinn		337,500	675,000	1,350,000
	4/1/17							21,116			1,013,357
	4/1/17				12,905	25,809	51,618				1,747,011
D. Merril		138,075	276,150	552,300
	4/1/17							6,939			333,003
	4/1/17				4,240	8,480	16,960				574,011
B. Casper		200,000	400,000	800,000
	4/1/17							7,821			375,330
	4/1/17				4,780	9,559	19,118				647,049
M. Winkler		206,000	412,000	824,000
	4/1/17							9,263			444,531
	4/1/17				5,661	11,322	22,644				766,386
Don D. Weinheimer		155,500	311,000	622,000
	4/1/17							3,911			187,689
	4/1/17				2,390	4,780	9,560				323,558

(1)	For more information on the factors considered in determining the actual amount of the performance-based cash incentive payouts see Material Elements of Compensation in Compensation Discussion and Analysis above. Actual award payments are reported in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table.
(2)	Represents number of shares of common stock that may be paid out under performance share units following completion of the performance period from January 1, 2017 through December 31, 2019. The performance share unit performance measures are described in Material Elements of Compensation in Compensation Discussion and Analysis above.
(3)	Represents service-based restricted stock units that vest ratably over a three-year period beginning March 31, 2018.
(4)	The aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 are also reported and explained in the Stock Awards column of, and footnotes to, the 2017 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The market values in the table below are based on $32.56 per share, which was the closing price of our common stock on December 29, 2017, the final trading day of fiscal 2017.

	Outstanding Equity Awards at December 31, 2017
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: # Exercisable	Number of Securities Underlying Unexercised Options: # Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
B. Shinn
Options	39,225	13,075	—	49.39	11/3/2024
	31,832	15,915	—	28.70	2/12/2025
	48,636	24,318	—	30.85	6/1/2025
RSA/RSU						95,389	3,105,866
PSU								184,836	6,018,260

D. Merril
Options	12,500	—	—	13.17	10/15/2022
	17,100	5,700	—	49.39	11/3/2024
	10,758	5,379	—	28.70	2/12/2025

	16,608	8,304	—	30.85	6/1/2025
RSA/RSU						30,564	995,164
PSU								59,457	1,935,920

B. Casper
Options	18,392	—	—	10.33	7/12/2021
	20,000	—	—	16.90	7/12/2021
	18,600	6,200	—	49.39	11/3/2024
	9,550	4,774	—	28.70	2/12/2025
	12,041	6,020	—	30.85	6/1/2025
RSA/RSU						43,961	1,431,370
PSU								61,529	2,003,384

M. Winkler
Options	30,900	10,300	—	49.39	11/3/2024
	14,363	7,181	—	28.70	2/12/2025
	16,608	8,304	—	30.85	6/1/2025
RSA/RSU						41,699	1,357,719
PSU								83,076	2,704,955

D. Weinheimer
Options	82,500	0		10.57	8/15/2022
	17,700	5,900	—	49.39	11/3/2024
	9,754	4,876		28.70	2/12/2025
	12,456	6,228	—	30.85	6/1/2025
RSA/RSU						19,328	629,320
PSU								40,953	1,333,430

(1)	The vesting dates of the unvested options are as follows:

Name	Grant Date	Shares Underlying Unvested Options (#)	Remaining Vesting Dates
B. Shinn	11/3/14	13,075	November 3, 2018
	2/12/15	15,915	February 12, 2018
	6/1/15	24,318	June 1, 2018

D. Merril	11/3/14	5,700	November 3, 2018
	2/12/15	5,379	February 12, 2018
	6/1/15	8,304	June 1, 2018

B. Casper	11/3/14	6,200	November 3, 2018
	2/12/15	4,774	February 12, 2018
	6/1/15	6,020	June 1, 2018

M. Winkler	11/3/14	10,300	November 3, 2018
	2/12/15	7,181	February 12, 2018
	6/1/15	8,304	June 1, 2018

Don D. Weinheimer	11/3/14	5,900	November 3, 2018
	2/12/15	4,876	February 12, 2018
	6/1/15	6,228	June 1, 2018

(2)	The vesting dates of the unvested restricted stock and restricted stock units are as follows:

Name	Grant Date	Unvested Shares (#)	Remaining Vesting Dates
B. Shinn	2/12/15	6,364	February 12, 2018
	6/1/15	9,804	June 1, 2018
	3/31/16 4/1/17	58,105 21,116	March 31, 2018 and 2019 April 1, 2018, 2019 and 2020

D. Merril	2/12/15	2,151	February 12, 2018
	6/1/15	3,348	June 1, 2018
	3/31/16 4/1/17	18,126 6,939	March 31, 2018 and 2019 April 1, 2018, 2019 and 2020

B. Casper	2/12/15	1,909	February 12, 2018
	6/1/15	2,427	June 1, 2018
	11/5/15	12,048	November 5, 2018
	3/31/16 4/1/17	19,756 7,821	March 31, 2018 and 2019 April 1, 2018, 2019 and 2020

M. Winkler	2/12/15	2,871	February 12, 2018
	6/1/15	3,348	June 1, 2018
	3/31/16 4/1/17	26,217 9,263	March 31, 2018 and 2019 April 1, 2018, 2019 and 2020

D. Weinheimer	2/12/15	1,950	February 12, 2018
	6/1/15	2,511	June 1, 2018
	3/31/16 4/1/17	10,956 3,911	March 31, 2018 and 2019 April 1, 2018, 2019 and 2020

(3)	Represents the target awards of performance share units (each unit to be paid in a share of common stock) that were made for the performance periods January 1, 2015 through December 31, 2017, January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019 pursuant to our long-term incentive program. The number of units granted to each named executive officer for each performance period were as follows:

Name	January 1, 2015 – December 31, 2017 (#)	January 1, 2016 – December 31, 2018 (#)	January 1, 2017 – December 31, 2019 (#)	Total (#)
B. Shinn	52,501	106,526	25,809	184,836
D. Merril	17,744	33,233	8,480	59,457
B. Casper	15,751	36,219	9,559	61,529
M. Winkler	23,689	48,065	11,322	83,076
Don D. Weinheimer	16,087	20,086	4,780	40,953

The performance share units are paid out only if we meet performance objectives established by the Compensation Committee at the beginning of the performance period. Participants have no rights to any dividends paid on any performance share units unless and until shares are delivered. For more information on applicable performance measures, see Material Elements of Compensation in Compensation Discussion and Analysis. See Potential Post-Employment Payments for a description of the treatment of performance share units in the event that employment is terminated.

No awards were payable under the performance share units related to the performance period from January 1, 2015 through December 31, 2017 because our Adjusted EBITDA performance over that period was below the threshold performance level. A payout is anticipated under the performance share units related to the performance period from January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019 because actual performance over the performance period is expected to meet the performance objectives established by the Compensation Committee at the beginning of the performance period.

Option Exercises and Stock Vested

The following table provides information regarding amounts realized by each named executive officer due to the vesting or exercise of equity compensation during the year. All values are based on the closing price of our common stock on the exercise or vesting date.

	Option Exercises and Stock Vested in 2017
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
B. Shinn	—	—	51,337	2,489,228	(1)
D. Merril	—	—	16,244	784,110	(2)
B. Casper	—	—	27,409	1,109,920	(3)
M. Winkler	—	—	20,761	1,005,460	(4)
Don D. Weinheimer	—	—	11,243	546,658	(5)

(1)	Represents 6,116 restricted stock units that vested on February 11, 2017 (the shares were valued at $57.69 per share), 6,364 restricted stock units that vested on February 12, 2017 (the shares were valued at $57.69 per share), 29,053 restricted stock units that vested on March 31, 2017 (the shares were valued at $47.99 per share) and 9,804 restricted stock units that vested on June 1, 2017 (the shares were valued at $38.25 per share). Mr. Shinn still holds a portion of the vested shares less shares withheld to pay taxes.
(2)	Represents 1,681 restricted stock units that vested on February 11, 2017 (the shares were valued at $57.69 per share), 2,151 restricted stock units that vested on February 12, 2017 (the shares were valued at $57.69 per share), 9,064 restricted stock units that vested on March 31, 2017 (the shares were valued at $47.99 per share) and 3,348 shares of restricted stock units that vested on June 1, 2017 (the shares were valued at $38.25 per share). Mr. Merril still holds a portion of the vested shares less shares withheld to pay taxes.
(3)	Represents 1,147 restricted stock units that vested on February 11, 2017 (the shares were valued at $57.69 per share), 1,909 restricted stock units that vested on February 12, 2017 (the shares were valued at $57.69 per share), 9,878 restricted stock units that vested on March 31, 2017 (the shares were valued at $47.99 per share), 2,427 restricted stock units that vested on June 1, 2017 (the shares were valued at $38.25 per share) and 12,048 restricted stock units that vested on November 5, 2017 (the shares were valued at $30.44 per share). Mr. Casper still holds a portion of the vested shares less shares withheld to pay taxes.

(4)	Represents 1,433 restricted stock units that vested on February 11, 2017 (the shares were valued at $57.69 per share), 2,871 restricted stock units that vested on February 12, 2017 (the shares were valued at $57.69 per share), 13,109 restricted stock units that vested on March 31, 2017 (the shares were valued at $47.99 per share) and 3,348 restricted stock units that vested on June 1, 2017 (the shares were valued at $38.25 per share). Mr. Winkler still holds a portion of the vested shares less shares withheld to pay taxes.
(5)	Represents 1,304 restricted stock units that vested on February 11, 2017 (the shares were valued at $57.69 per share), 1,950 restricted stock units that vested on February 12, 2017 (the shares were valued at $57.69 per share), 5,478 restricted stock units that vested on March 31, 2017 (the shares were valued at $47.99 per share and 2,511 restricted stock units that vested on June 1, 2017 (the shares were valued at $38.25 per share). Mr. Weinheimer still holds a portion of the vested shares less shares withheld to pay taxes.

Retirement Plans

As discussed above in Additional Executive Benefits and Perquisites—Retirement Plan Benefits, we sponsor a 401(k) plan covering substantially all eligible employees, including our named executive officers.

None of our named executive officers participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us.

Deferred Compensation

None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Potential Payments Upon Employment Termination or Change in Control

Severance Plan

Mr. Shinn’s severance amount is calculated pursuant to the terms of his employment agreement as disclosed in Employment and Other Agreements.

In the event of an involuntary termination without cause not involving a change in control, Messrs. Merril, Casper, Winkler and Weinheimer are entitled to cash severance equal to twelve months of base salary and reimbursement of the monthly premium for COBRA healthcare coverage for twelve months in exchange for the executive officer executing a standard release. Each severance arrangement involving an executive officer is subject to the Compensation Committee’s review and approval at the time of termination.

Severance benefits payable to Messrs. Merril, Casper, Winkler and Weinheimer in the event of a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason following a change in control of U.S. Silica are disclosed in Employment and Other Agreements.

Amended and Restated 2011 Incentive Compensation Plan

Stock Options

Options granted prior to 2014: All options granted prior to 2014 are fully vested. In the event of voluntary termination or involuntary termination without cause, vested options are exercisable until the earlier of (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of involuntary termination for cause, all vested options will terminate and expire automatically. In the event of death or disability, all vested options will remain exercisable until the earlier of  (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a change in control where the consideration paid is all cash, any options that are not exercised as of the occurrence of a change in control will terminate following the change in control.

Options granted in 2014 and 2015: Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested stock options will be forfeited upon a participant’s voluntary termination and vested options are exercisable until the earlier of  (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of termination for cause, all vested and unvested options will terminate and expire automatically. In the event of a participant’s termination by us without cause, the unvested options that would have vested on the next vesting date will vest on a pro rata basis, and all vested options will remain exercisable until the earlier of  (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability or due to the participant’s retirement, the unvested options that would have vested on the next vesting date will vest on a pro rata basis and all vested options will remain exercisable until the earlier of (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all unvested options shall become fully vested and remain exercisable for three years (or, in the case of a retirement following a change in control, until the expiration date of the option).

Service-Based Restricted Stock. All restricted stock held by the named executive officers is fully vested.

Service-Based Restricted Stock Units. Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested restricted stock units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the unvested restricted stock units that would have vested on the next vesting date will vest on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all unvested restricted stock units shall become fully vested.

Performance Share Units. Subject to the Compensation Committee’s discretion to accelerate vesting, all performance share units will be forfeited upon a participant’s voluntary termination or termination for cause. In the event of a participant’s termination as a result of death or disability, by us without cause or due to the participant’s retirement, the performance shares units will remain outstanding until the Compensation Committee certifies the level of performance for the performance period and the performance share units will become vested based on actual performance on a pro rata basis. In the event of a participant’s termination as a result of death or disability, by us without cause, as a result of the participant’s resignation for good reason or as a result of the participant’s retirement at any time upon or following a change in control, all performance share units shall become vested based on the target level of performance.

Under our CIC Plan and Amended and Restated 2011 Incentive Compensation Plan, a change in control is deemed to have occurred upon:

•	a change in the composition of the Board from the beginning of any period of two consecutive years such that the existing Board or persons who were approved by two-thirds of directors or their successors on the existing Board no longer constitute a majority at the end of such period;

•	the acquisition by a person of 50% or more of our voting securities;

•	the completion of certain mergers, consolidations, share exchanges or similar transactions involving us;

•	the completion of the sale of all or substantially all of our assets; or

•	our liquidation or dissolution.

Under our CIC Plan and equity award agreements, a named executive officer’s resignation would be for “good reason” following:

•	a material reduction in the named executive officer’s annual base salary;

•	a required relocation of more than 50 miles from the named executive officer’s primary place of employment; or

•	a material, adverse change in the named executive officer’s title, reporting relationship, authority, duties or responsibilities.

In addition, any breach by us of Mr. Shinn’s employment agreement would enable Mr. Shinn to resign for good reason.

The information below describes and quantifies certain compensation that would become payable to our named executive officers if, as of December 31, 2017, their employment with us had been terminated or there had been a change in control of U.S. Silica. None of our named executive officers was eligible for retirement as of December 31, 2017. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

	Potential Payments Upon Employment Termination or Change in Control
Name	Cash Severance ($)(1)	Acceleration of Equity Awards ($)(2)	Benefits and Perquisites ($)(3)	Total ($)
B. Shinn
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	675,000	3,925,546	12,865	4,613,411
Change in Control	—	—	—	—
Change in Control with qualifying termination	2,700,000	9,227,142	19,298	11,946,440
Death	—	3,925,546	—	3,925,546
Disability	—	3,925,546	—	3,925,546

D. Merril
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	362,150	1,244,527	24,314	1,630,991
Change in Control	—	—	—	—
Change in Control with qualifying termination	957,450	2,966,047	36,471	3,959,968
Death	—	1,244,527	—	1,244,527
Disability	—	1,244,527	—	1,244,527

B. Casper
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	400,000	1,379,647	20,913	2,178,189
Change in Control	—	—	—	—
Change in Control with qualifying termination	1,200,000	3,463,476	31,370	4,694,846
Death	—	1,379,647	—	1,379,647
Disability	—	1,379,647	—	1,379,647

M. Winkler
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	415,000	1,742,459	20,730	2,178,189
Change in Control	—	—	—	—
Change in Control with qualifying termination	1,240,500	4,104,593	31,095	5,376,188
Death	—	1,742,459	—	1,742,459
Disability	—	1,742,459	—	1,742,459

Don D. Weinheimer
Voluntary/Involuntary with cause	—	—	—	—
Involuntary without cause	406,000	780,829	21,122	1,207,951
Change in Control	—	—	—	—
Change in Control with qualifying termination	1,075,500	1,992,221	31,683	3,099,404
Death	—	780,829	—	780,829
Disability	—	780,829	—	780,829

(1)	Reflects cash payout of eligible pay calculated pursuant to the named executive officer’s severance arrangements, including the CIC plan, described above, assuming execution of a standard release agreement.

(2)	Reflects the value of equity awards owned by the named executive officer where vesting is accelerated by the triggering event as described above in Benefit Plan Provisions Related to Employment Termination or Change in Control—Amended and Restated 2011 Incentive Compensation Plan. For stock options, this represents the in-the-money value as of December 31, 2017. For stock awards, this represents the fair market value of shares based on a price of $32.56 per share, which was the closing price on December 29, 2017, the final trading day of fiscal 2017. For performance share units, no payout is assumed upon employment termination other than in connection with a change in control for the performance share units covering the performance period from January 1, 2015 through December 31, 2017 because actual performance over this performance period was not expected to trigger a payout as of December 31, 2017. For the performance share units covering the performance periods from January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019, a payout at target is assumed upon employment termination other than in connection with a change in control although the actual payouts will depend on actual performance over each respective performance period. All performance share units would be paid out at target following a change in control with a qualifying termination. Assumes the Compensation Committee has not otherwise accelerated vesting.
(3)	Represents reimbursement of current monthly COBRA premium for 12 months in the event of an involuntary termination not in connection with a change in control and for 18 months in the event of an involuntary termination or a resignation for good reason within 24 months following a change in control.

Director Compensation

We did not pay Mr. Shinn, who also is our Chief Executive Officer, for his service as a director.

In August 2017, the Compensation Committee, with the assistance of Exequity, benchmarked our non-employee directors’ mix of compensation and amount of each element of compensation to the outside director compensation reported by the following peer companies, which were the same as the companies used at the end of 2017 and early 2018 for the purposes of assessing and establishing 2018 executive pay (the “2018 proxy peer group”):

Compass Minerals International Inc.	Innospec Inc.
Core Laboratories N.V.	Knight Transportation Inc.
Dril-Quip, Inc.	Minerals Technologies Inc.
Eagle Materials Inc.	Oil States International Inc.
Fairmount Santrol Holdings Inc.	Old Dominion Freight Line Inc.
Ferro Corporation	PDC Energy, Inc.
Forum Energy Technologies, Inc	Summit Materials, Inc.
Graco Inc.	Tronox Limited
IDEX Corporation	U.S. Concrete, Inc.

Based on this review, the Compensation Committee modestly refined the compensation program for outside directors. Below is a summary of the current compensation program:

•	annual Board retainer of $60,000, payable in quarterly installments;

•	annual Chairman of the Board retainer of $50,000, payable in quarterly installments;

•	annual Audit Committee Chairman retainer of $20,000, payable in quarterly installments;

•	annual retainer of $15,000 to the Chairmen of the Compensation Committee, Nominating and Governance Committee and Executive Committee, payable in quarterly installments;

•	annual committee retainer of $10,000 for each committee on which a non-employee member of the Board serves (other than as chairman), payable in quarterly installments;

•	a restricted stock unit award in an amount determined by aggregating the amounts set forth below in each category for which a director is eligible for a grant, such award to vest one year following the date of grant subject to pro rata forfeiture if the director terminates Board service before the vesting date

Category	Amount of Grant
Eligible Board member	$90,000
Chairman of the Board	$50,000
Audit Committee Chairman	$20,000
Compensation Committee, Nominating and Governance Committee and Executive Committee Chairmen	$15,000

•	reasonable travel expenses to attend meetings.

The following table sets forth a summary of the 2017 director compensation:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Peter Bernard	85,250	86,469	—	—	—	1,113	172,832
William Kacal	90,000	90,576	—	—	—	1,166	181,742
Charles Shaver	145,000	127,650	—	—	—	1,642	274,292
J. Mike Stice	85,000	86,469	—	—	—	1,113	172,582
Diane Duren(1)	35,000	54,222	—	—	—	—	89,222

(1)	Ms. Duren joined the Board in October 2017.
(2)	This column reflects the aggregate grant date fair value of restricted stock unit awards granted in 2017 in accordance with FASB ASC Topic 718 and as reported in Note N of the audited financial statements contained in our 2017 Form 10-K, but assuming no forfeitures. The aggregate number of restricted stock units outstanding as of December 31, 2017 was as follows:

Bernard	2,337
Duren	2,168
Kacal	2,448
Shaver	3,450
Stice	2,337

(3)	Mr. Bernard had options to purchase 5,000 shares of our common stock as of December 31, 2017. Mr. Kacal had options to purchase 10,000 shares of our common stock as of December 31, 2017. Messrs. Bernard and Kacal’s options were granted in 2012.
(4)	Represents cash dividends paid on vested equity awards. These cash dividends were paid at the same rate as paid to all shareholders were not reflected in the aggregate grant date fair value of the equity awards disclosed in the year of grant.

Stock Ownership Requirements

As disclosed in Stock Ownership, each of our non-employee directors owns shares of our common stock. Under stock ownership guidelines, originally adopted by the Compensation Committee in February 2014 and amended in February 2017, each non-employee director is required to acquire and maintain holdings of our common stock, which may include common stock issuable upon vesting of restricted stock units, equal to at least five times (increased in February 2017 from three times) the director’s annual director cash retainer within approximately five years of becoming subject to the requirement. The value of each non-employee directors’ stock holdings was based on the average closing price of a share of our common stock over the 90 trading days ending February 1, 2018, which was $32.94.

Name	Value of Stock Holdings ($)	Stock Ownership Requirement ($)(1)
Peter Bernard	903,945	300,000
Diane Duren	71,412	300,000
William J. Kacal	1,668,854	300,000
Charles Shaver	1,162,088	300,000
J. Michael Stice	795,213	300,000

(1)	For each of Messrs. Bernard, Kacal, Shaver and Stice, the deadline to meet the stock ownership requirement is February 2019. Since Ms. Duren joined the Board of Directors in October 2017, the deadline for her to meet the stock ownership requirement is February 2023.

CEO PAY RATIO

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), beginning with this proxy statement, the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee based on total earnings on December 31, 2017. We believe the use of total earnings is a simple and consistent methodology that we can easily replicate in future years.

With respect to the median employee calculation, we included all employees, whether employed full-time, part-time, or seasonally during 2017 (including those on leave of absence as of December 31, 2017), except for the following: the CEO, temporary employees on agency contracts, and independent contractors. For the purposes of determining total earnings, we annualized earnings (excluding disability payments and other one-time payments, as noted in the next sentence) for employees working less than a full year. Such earnings that were annualized also exclude all one-time payroll payments such as bonuses, relocation expenses, tuition reimbursement, non-compete consideration, mileage payments, dividends, grievance; those one-time payments are added to annualized earnings to arrive at total earnings. We then calculated the median employee’s annual total compensation in accordance with the Summary Compensation Table rules.

Mr. Shinn’s 2017 total compensation was $4,724,238 (reflected in the Summary Compensation Table on page 36), and our median employee’s 2017 total compensation was $74,295. Mr. Shinn’s 2017 total compensation was approximately 64 times that of our median employee.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis beginning on page 18 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2018 annual meeting of shareholders.

J. Michael Stice, Chairman

Diane Duren

Charles Shaver

COMPENSATION RISK ASSESSMENT

We have conducted a comprehensive analysis of the risk profile of our employee and executive compensation policies and programs, and determined that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. This comprehensive risk assessment was conducted by our management, with assistance from the Compensation Committee’s compensation consultant. Management’s risk assessment was presented to the Compensation Committee in March 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock are required to file initial reports of ownership and reports of changes of ownership of our common stock with the SEC. Based upon a review of these filings and written representations from our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock, all required filings were timely made.

PROPOSAL NO. 2: RATIFICATION OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year 2018 requires the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, Grant Thornton LLP is responsible for performing independent audits of our Consolidated Financial Statements and our internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting and internal control processes and reports to the Board on its findings.

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Grant Thornton LLP have been our independent auditors since 2004. A member of Grant Thornton LLP will be at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the shareholders fail to ratify Grant Thornton LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$1,160,980	$869,895
Audit-Related Fees(2)	17,595	68,988
Tax Fees	—	—
All Other Fees	—	—
Total	$1,178,575	$938,883

(1)	For 2017, includes audit services in connection with the acquisitions of the WHITE ARMOR business and Mississippi Sand, LLC. For 2016, includes audit services in connection with the acquisitions of New Birmingham, Inc. and Sandbox Enterprises, LLC.
(2)	For 2017, includes work performed in connection with ASC 606 (revenue recognition). For 2016, includes work performed in connection with the filing of registration statements and the issuance of comfort letters.

The Audit Committee has adopted a policy for pre-approving the services and associated fees of our independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to us by our independent registered public accounting firm, with certain exceptions described in the policy. In order to safeguard the independence of Grant Thornton LLP, for each engagement to perform a non-audit service, (a) management and Grant Thornton LLP affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring Grant Thornton LLP to perform the services; and (c) Grant Thornton LLP affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by Grant Thornton LLP in 2017 and 2016 were audit or audit-related and are permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures.

PROPOSAL NO. 3: ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS

Executive Compensation Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives, and (3) to align the interests of the executive officers and our shareholders through short-and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

At our 2017 annual meeting, approximately 86% of the votes cast were in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2016, which included strong alignment between pay and performance. For 2018, the overall design of our executive compensation program remained largely unchanged.

In 2017, a significant portion of the compensation of our Chief Executive Officer and other named executive officers consisted of cash and equity incentive compensation contingent upon the achievement of financial performance, as measured by Adjusted EBITDA, business unit and/or individual performance goals, and the performance of our common stock relative to our peers. Performance-based compensation aligns the interests of our Chief Executive Officer and other named executive officers with the interests of our shareholders because the amount of compensation ultimately received will vary with our financial performance. Additionally, our equity compensation, in the form of performance share units and restricted stock units, derives its value from our equity value, which is likely to fluctuate based on our financial performance.

We believe that the 2017 compensation of our named executive officers was appropriate and aligned with our 2017 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 18, which describes in more detail our compensation philosophy and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 18 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

Vote Required; Recommendation of the Board of Directors

We are requesting shareholders to approve the following non-binding, advisory resolution at the 2018 annual meeting of shareholders:

RESOLVED, that the shareholders of U.S. Silica provide their advisory approval of the compensation of U.S. Silica’s named executive officers disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for U.S. Silica’s 2018 Annual Meeting of Shareholders.

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. This vote is advisory and therefore not binding on us or our Board. The Board, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any shareholder who desires to include a proposal in our proxy statement for the 2019 annual meeting must deliver it so that it is received by November 30, 2018. In addition, a shareholder must meet all requirements under the rules of the SEC necessary to have a proposal included in our proxy statement.

For presentation at the next annual meeting of shareholders: Under our bylaws, any shareholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2019 annual meeting must deliver the proposal so it is received no later than February 9, 2019 and no earlier than January 10, 2019. Under our bylaws, however, if the date of the 2019 annual meeting is changed so that it is more than 30 days earlier or later than May 10, 2019 any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2019 annual meeting or (2) the date that is 90 days prior to the 2019 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

U.S. Silica Holdings, Inc. c/o Broadridge P. O. Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/9/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/09/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

      TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees	For	Against	Abstain
1A Peter Bernard	☐	☐	☐
1B Diane K. Duren	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
1C William J. Kacal	☐	☐	☐	2 Ratification of the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for 2018.	☐	☐	☐
1D Charles Shaver	☐	☐	☐	3 Advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement.	☐	☐	☐
1E Bryan A. Shinn	☐	☐	☐
1F J. Michael Stice	☐	☐	☐	NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
For address change/comments, mark here. (see reverse for instructions)			☐
Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K is/are available at www.proxyvote.com
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U.S. SILICA HOLDINGS, INC. Annual Meeting of Shareholders May 10, 2018 9:00 AM Eastern This proxy is solicited on behalf of the Board of Directors

The Shareholder(s) hereby appoint(s) Bryan A. Shinn and Donald A. Merrill, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. SILICA HOLDINGS, INC. that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern on May 10, 2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the Shareholder(s). If no such directions are made, this proxy will be voted For the election of the Nominees listed on the reverse side for the Board of Directors, and For Proposals 2 and 3.

Address change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side